Exhibit 99.1

For Immediate Release
Media Contact
Carl Palmer

 (949) 234-1999
cpalmer@seychelle.com

Seychelle Reports Q3 Earnings Increased 231% for Quarter
Ended November 30, 2015 vs. Prior Year - YTD Earnings are 3 Times Prior Year
Anticipated Guidance for FY 16 end is for Sales to increase to the $11.0 to 11.5 Million Range
Logo/bottle/product/ pictures here
SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) –  January 13, 2016–Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle) (OTCQB: SYEV), a worldwide leader in the design, manufacture and supply of revolutionary portable water filtration systems featuring breakthrough technology, most notable, Ionic Adsorption Micro Filtration made several announcements today relating to its most recent fiscal quarter's end and issued forward guidance for the current FY 2016.
Increased sales revenues are attributable to continued increases in the demand for our private label products, the launch of our pH20 product line which increases the alkalinity of tap water to between 8.0 and 9.5 pH and targeted sales toward the emergency & disaster preparedness market, the success of which we attribute to increased worldwide awareness of the importance of preparedness due to highly-publicized natural disasters during the year.
For Q3 ended November 30, 2015, Revenue was $3,246,064 compared to $1,287,814 in the prior year, an increase of $1,958,250 (+152%). In addition, Net Income after taxes was $370,962, a net increase of $634,235 (+231%) compared to the prior year's Net Loss after taxes of $283,038. This is more than 2 1/3 times the Net Income vs. prior year.
In addition, the Company reported that sales revenue for the first nine months of the fiscal year ended November, 2015 was $8,318,075 compared to $3,162,628 in the prior year, up $5,155.747 (+163%). Net Income after income taxes was $1,358,537 for the same period and was up $2,046,891 (+297%) vs. the prior year Net Loss of $688,354. This is almost 3 times the Net Income vs. prior year.
Our current anticipated guidance for the FY 2016 end is for sales to increase to the $11.0 to $11.5 million range.
Gross margins improved significantly YTD from 45% to 51%.due to implementing pricing structures that require minimum order quantities as well as higher margins on our newer product lines.  We introduced a Minimum Advertised Pricing policy during Q1 that has allowed us to also increase our margins.  The Company expects the gross margin percentages to remain at approximately 50% in the foreseeable future.

"Dedicated to improving the quality of life through the quality of our drinking water.

Note to Investors
This press release may contain certain forward-looking information about the Seychelle's business prospects/projections.  These are based upon good-faith current expectations of Seychelle's management. Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle. Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com  or call (949) 234-1999.